Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports Second Quarter 2015 Financial Results

CORAL GABLES, FL. - July 28, 2015 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the second quarter ended June 26, 2015. The Company reported earnings per diluted share of $1.21 for the second quarter of 2015, compared with earnings per diluted share of $1.15 in the second quarter of 2014. Comparable earnings per diluted share were $1.20 in the second quarter of 2015, compared with comparable earnings per diluted share of $1.19 in the second quarter of 2014.
"We are pleased to report solid second quarter results despite the negative year-over-year exchange rates in Europe and Asia and weather related issues that impacted production for some of our products,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer of Fresh Del Monte Produce. "Our results reflect momentum in our global value-added fresh-cut product line, increased penetration within our existing distribution channels, and flexibility to deliver to markets with the strongest demand. We continued to capitalize on health and wellness, and growing convenience trends in the marketplace with new product initiatives and further invested in our global footprint to increase value-added production.”
Net sales for the second quarter of 2015 were $1,134.1 million, compared with $1,131.3 million in the second quarter of 2014. The increase in net sales was led by higher net sales in the Company's banana and other fresh produce business segments. Net sales were negatively impacted by a $42.0 million exchange rate variance over the prior year period.
Gross profit for the second quarter of 2015 was $114.0 million, compared with $121.5 million in the second quarter of 2014. The decrease in gross profit was attributable to lower selling prices in several product lines combined with an increase in fruit production costs in the Company's banana and other fresh produce business segments. Lower transportation costs partially offset the decrease in gross profit.
Operating income for the second quarter of 2015 was $73.6 million, compared with operating income of $75.3 million in the second quarter of 2014. Comparable operating income for the second quarter of 2015 was $73.1 million, compared with $77.3 million in the second quarter of 2014.
Net income for the second quarter of 2015 was $64.5 million, compared with net income of $64.3 million in the second quarter of 2014. Comparable net income for the second quarter of 2015 was $64.0 million, compared with $66.3 million in the second quarter of 2014.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Six months ended

Income Statement:	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Net sales	$1,134.1	$1,131.3	$2,142.5	$2,113.6
Cost of products sold	1,020.1	1,009.8	1,927.8	1,885.4
Other charges (1)	—	—	0.3	—
Gross profit	114.0	121.5	214.4	228.2

Selling, general and administrative expenses	41.9	44.3	85.8	88.0
Gain on disposal of property, plant and equipment	1.0	0.1	2.2	0.2
Asset impairment and other charges (credits), net (1)	(0.5)	2.0	0.9	(0.1)
Operating income	73.6	75.3	129.9	140.5

Interest expense, net	1.2	0.9	2.4	1.9
Other expense, net	0.1	3.6	6.0	2.9

Income before income taxes	72.3	70.8	121.5	135.7

Provision for income taxes	6.4	5.4	11.4	11.4
Net income	$65.9	$65.4	$110.1	$124.3

Less: Net income attributable to noncontrolling interests	1.4	1.1	3.1	1.4
Net income attributable to Fresh Del Monte Produce Inc.	$64.5	$64.3	$107.0	$122.9

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$1.22	$1.15	$2.03	$2.19

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$1.21	$1.15	$2.01	$2.18

Dividends declared per ordinary share	$0.125	$0.125	$0.250	$0.250

Weighted average number of ordinary shares:
Basic	52,655,228	55,719,554	52,831,466	56,100,702
Diluted	53,147,604	56,078,575	53,278,723	56,443,057

Selected Income Statement Data:
Depreciation and amortization	$17.8	$18.1	$35.9	$36.1

Non-GAAP Measures (per share):
Reported net income - Diluted	$1.21	$1.15	$2.01	$2.18
Asset impairment and other charges (credits), net (1)	(0.01)	0.04	0.02	—
Comparable net income - Diluted (2)	$1.20	$1.19	$2.03	$2.18

(1)
Asset impairment and other charges (credits), net, for the six months ended June 26, 2015 related principally to damages resulting from unfavorable weather conditions in Chile. Additionally, asset impairment and other charges (credits) for the quarter ended June 26, 2015 included a credit due to litigation settlement. Asset impairment and other charges (credits), net for the quarter and six months ended June 27, 2014 related principally to restructuring activities in the United Kingdom and Germany, previously announced exit activities in Brazil partially offset be a gain on litigation in Hawaii.

(2)
Management reviews comparable operating income, comparable net income and comparable net income per share and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 26, 2015				June 27, 2014
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$513.8	45%	$44.6	39%	$505.1	44%	$49.9	41%
Other Fresh Produce	523.7	46%	54.9	48%	518.2	46%	55.7	46%
Prepared Food	96.6	9%	14.5	13%	108.0	10%	15.9	13%
	$1,134.1	100%	$114.0	100%	$1,131.3	100%	$121.5	100%

	Quarter ended
Net Sales by Geographic Region:	June 26, 2015		June 27, 2014

North America	$603.7	53%	$592.4	52%
Europe	211.7	19%	220.5	20%
Asia	144.0	12%	136.5	12%
Middle East	154.0	14%	162.9	14%
Other	20.7	2%	19.0	2%
	$1,134.1	100%	$1,131.3	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	June 26, 2015	December 26, 2014

Assets
Current assets:
Cash and cash equivalents	$34.4	$34.1
Trade accounts receivable, net	390.2	344.6
Other accounts receivable, net	69.9	69.0
Inventories, net	453.5	516.1
Other current assets	75.1	77.1
Total current assets	1,023.1	1,040.9

Investment in and advances to unconsolidated companies	2.0	2.0
Property, plant and equipment, net	1,180.6	1,170.2
Goodwill	330.3	330.5
Other noncurrent assets	133.6	131.7
Total assets	$2,669.6	$2,675.3

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$377.7	$382.1
Current portion of long-term debt and capital lease obligations	1.8	2.2
Other current liabilities	31.1	25.1
Total current liabilities	410.6	409.4

Long-term debt and capital lease obligations	207.0	264.7
Other noncurrent liabilities	216.5	213.3
Total liabilities	834.1	887.4

Total Fresh Del Monte Produce Inc. shareholders' equity	1,792.7	1,747.9
Noncontrolling interests	42.8	40.0
Total shareholders' equity	1,835.5	1,787.9
Total liabilities and shareholders' equity	$2,669.6	$2,675.3

Selected Balance Sheet Data:
Working capital	$612.5	$631.5
Total debt	$208.8	$266.9

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Six months ended
	June 26, 2015	June 27, 2014
Operating activities:
Net income	$110.1	$124.3
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	35.9	36.1
Amortization of debt issuance costs	0.2	0.2
Asset impairment, net	1.4	0.3
Gain on sales of property, plant and equipment	(2.2)	(0.2)
Foreign currency translation adjustment	(2.3)	2.4
Other changes	6.2	0.1
Changes in operating assets and liabilities:
Receivables, net	(48.4)	(65.5)
Inventories, net	56.7	62.8
Other current assets	(1.9)	(8.4)
Accounts payable and accrued expenses	22.1	41.5
Other noncurrent assets and liabilities	1.7	(0.8)
Net cash provided by operating activities	179.5	192.8

Investing activities:
Capital expenditures	(52.5)	(81.9)
Proceeds from sales of property, plant and equipment	5.8	0.8
Net cash used in investing activities	(46.7)	(81.1)

Financing activities:
Net repayments on long-term debt	(58.8)	(70.8)
Contributions from (distributions to) noncontrolling interests	(0.2)	5.0
Proceeds from stock options exercised	19.7	7.7
Excess tax benefit from stock-based compensation	0.3	—
Dividends paid	(13.1)	(14.2)
Repurchase and retirement of ordinary shares	(84.8)	(35.2)
Net cash used in financing activities	(136.9)	(107.5)

Effect of exchange rate changes on cash	4.4	0.8

Net increase in cash and cash equivalents	0.3	5.0
Cash and cash equivalents, beginning	34.1	42.5
Cash and cash equivalents, ending	$34.4	$47.5

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Fresh Del Monte Produce Inc.

Second Quarter 2015 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the second quarter increased 2% to $513.8 million, compared with $505.1 million in the second quarter of 2014, primarily driven by higher sales volume in the Company's North America and Asia regions, along with higher selling prices in the Company's Middle East region. Worldwide pricing decreased $0.43, or 3%, to $15.06 per unit, compared with $15.50 per unit in the second quarter of 2014. Volume was 5% higher than the prior year period. Gross profit for the quarter was $44.6 million, compared with $49.9 million in the second quarter of 2014. Unit cost was 1% lower than the prior year period.
Other Fresh Produce
Net sales for the second quarter increased 1% to $523.7 million, compared with $518.2 million in the second quarter of 2014. The increase in net sales was led by higher sales volume and selling prices in the Company's fresh-cut product line and higher sales volume in the Company's non-tropical product line. Gross profit for the quarter was $54.9 million, compared with gross profit of $55.7 million in the second quarter of 2014.

Gold pineapple - Net sales decreased 12% to $151.5 million, compared with the prior year period. Volume decreased 13%. Pricing was 1% higher. Unit cost was 3% lower.
Fresh-cut - Net sales increased 16% to $124.2 million, compared with the prior year period. Volume increased 14%. Pricing increased 2%. Unit cost was 2% lower.
Melon - Net sales decreased 8% to $36.5 million, compared with the prior year period. Volume decreased 10%. Pricing increased 2%. Unit cost was 1% higher.
Non-tropical - Net sales increased 6% to $143.2 million, compared with the prior year period. Volume increased 21%. Pricing decreased 13%. Unit cost was 7% lower.
Tomato - Net sales decreased 7% to $30.6 million, compared with the prior year period. Volume increased 2%. Pricing decreased 9%. Unit cost was 13% lower.

Prepared Food
Net sales for the quarter decreased 11% to $96.6 million, compared with $108.0 million in the second quarter of 2014, primarily due to lower sales volume in the Company's Jordanian poultry product line, due to lower production. Gross profit for the quarter was $14.5 million, compared with $15.9 million in the second quarter of 2014.
Cash Flows
Net cash provided by operating activities for the first six months of 2015 was $179.5 million, compared with $192.8 million in the same period of 2014.
Total Debt
Total debt decreased from $266.9 million at the end of 2014 to $208.8 million at the end of the second quarter of 2015.

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Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the second quarter 2015 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 26, 2014 along with other reports that the Company has on file with the Securities and Exchange Commission.

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